PROMISSORY NOTE

$3,000	November 22, 2010

FOR VALUE RECEIVED, the undersigned, Drive Assure, Inc., a Nevada corporation (the “Maker”), hereby unconditionally promises to pay to Alex Fridman, individually (“Holder” and, together with Maker, the “Parties”), in lawful money of the United States of America, the principal sum of Three Thousand Dollars ($3,000.00) and no interest.

1. Manner of Payment. Payment of the principal on such sum must be made to Holder on demand and to be paid in lawful money of the United States, at 1020 Fourth Avenue, Wall Township, NJ 07719, or at such other place as Holder may designate.

2. Assignment. This Note and Holder’s rights hereunder may be assigned by Holder and his successors and assigns from time to time without Maker’s prior written consent, to any other person and any such assignee will be entitled to all of the rights, privileges and remedies granted in this Note to Holder. Maker may not assign this Note or any of Maker’s rights hereunder or delegate any of its duties or obligations hereunder without the prior written consent of the Holder.

3. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Note are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If the principal business, operations or a majority or substantial portion of the assets of Maker are assigned, conveyed, allocated or otherwise transferred, including, by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving person or persons will automatically become bound by and subject to the provisions of this Note, and Maker will cause the receiving person(s) to expressly assume its obligations hereunder.

4. Notices. All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the Parties at such address as may be given in writing in the future by either party to the other.

5. Submission to Jurisdiction; Venue. Each Party submits to the jurisdiction of any state or federal court sitting in New York, in any proceeding arising out of or relating to this Note and agrees that all claims in respect of the proceeding may be heard and determined in any such court. Each Party also agrees not to bring any proceeding arising out of or relating to this Note in any other court. Each Party agrees that a final judgment in any proceeding so brought will be conclusive and may be enforced by proceeding on the judgment or in any other manner provided at law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

6. Enforcement Costs. In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Maker agrees to pay all costs of collection, including reasonable attorneys’ fees, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

7. Headings. The article and section headings contained in this Note are inserted for convenience only and will not affect in any way the meaning or interpretation of this Note.

8. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to any conflict of laws principles. Any action, suit or proceeding in connection with this Note may be brought against Maker in a court of record of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, Maker hereby consenting and submitting to the jurisdiction thereof; and service of process may be made upon Maker, by certified or registered mail, at the address of Maker as may be given in writing in the future by Maker to Holder.

9. Amendments and Waivers. No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid unless it is in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

10. Construction. The Parties have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Note. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[-Signature page follows-]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.

DRIVE ASSURE, INC.

By:	/s/ Alex Fridman
Name: Alex Fridman
Title: Chief Executive Officer